Exhibit 99.1
SELLAS Life Sciences Reports Second Quarter 2026 Financial Results and Provides Corporate Update

–Final Analysis of Phase 3 REGAL Trial of Galinpepimut-S (GPS) in Acute Myeloid Leukemia to be Conducted Following the 80th Event -

– 28 Patients Enrolled in Phase 2 Trial of SLS009 in Newly Diagnosed First-Line AML; Topline Data Expected in Q4 2026 –

–Strong Preclinical Indications of Efficacy of SLS009 in Advanced Pancreatic Cancer Resistant to RAS inhibitors, Clinical Development Preparations Ongoing -

- $138.3 Million in Cash and Cash Equivalents as of June 30, 2026 -

NEW YORK, NY, August 11, 2026 -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the second quarter ended June 30, 2026, and provided a corporate update.
“The second quarter was an important period of execution for SELLAS as we continued to advance both of our lead clinical programs, GPS and SLS009,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “For GPS, we are approaching the pre-specified 80th event in the Phase 3 REGAL trial marking a critical step toward the final efficacy analysis and, if successful, a potential BLA submission to the FDA. At the same time, we are making meaningful progress with SLS009 in our ongoing Phase 2 frontline AML study, where dosing continues and enrollment is tracking ahead of industry standards, with topline data expected in the fourth quarter of 2026. In addition, we have obtained promising results from preclinical studies in pancreatic ductal adenocarcinoma (PDAC) and intend to support clinical development at a top-tier academic institution. Together, these programs reflect our commitment to developing differentiated therapies that may address significant unmet needs for patients with AML and support meaningful long-term value creation for SELLAS.”
Recent Corporate Highlights:
Phase 3 REGAL Trial of GPS: Ongoing Phase 3 trial in AML patients who have achieved complete remission following second-line salvage therapy. The Company will announce when the required pre-specified 80th event occurs, which will trigger the customary database lock, blinded data review procedures before statistical analysis, unblinding, and disclosure of topline results.
Ongoing dosing of SLS009 in earlier-line AML: 28 patients have been enrolled, and enrollment and dosing continue in the ongoing 80-patient Phase 2 trial in newly diagnosed AML patients, including those who become refractory early to AZA/VEN treatment identified through extensive transcriptomics, genomics, and proteomics models. Topline data expected in Q4 2026. Additional information about the trial can be found at clinicaltrials.gov (NCT04588922).

Potential expansion of SLS009 into solid cancers: SLS009 has demonstrated the ability to act as a single agent in PDAC cells largely resistant to leading RAS inhibitors and synergize with the RAS inhibition mechanism of action. The data from these preclinical experiments are expected to be presented at an upcoming medical conference.
Financial Results for the Second Quarter 2026:
Research and Development Expenses: Research and development expenses for the quarter ended June 30, 2026, were $6.3 million, compared to $3.9 million for the same period in 2025. Research and development expenses in the first half of 2026 were $11.4 million compared to $7.1 million for the same period in 2025. The increase was primarily due to increases in manufacturing costs, clinical and regulatory consulting, and clinical trial expenses in preparation for a potential Biologics License Application (BLA) for GPS following the final analysis of the REGAL study.
General and Administrative Expenses: General and administrative expenses for the second quarter of 2026 were $4.4 million, as compared to $3.0 million for the same period in 2025. General and administrative expenses in the first half of 2026 were $8.5 million compared to $5.9 million for the same period in 2025. The increase was primarily due to increases in professional fees and non-cash stock-based compensation.
Net Loss: The net loss was $9.6 million for the second quarter of 2026, or a basic and diluted loss per share of $0.05, as compared to a net loss of $6.6 million for the second quarter of 2025, or a basic and diluted loss per share of $0.07. The net loss was $18.0 million for the first half of 2026, or a basic and diluted loss per share of $0.10, as compared to a net loss of $12.4 million for the second quarter of 2025, or a basic and diluted loss per share of $0.13.
Cash Position: As of June 30, 2026, cash and cash equivalents totaled approximately $138.3 million.

About SELLAS Life Sciences Group, Inc.
SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) - potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS clinical development program, including the REGAL study and the timing of future milestones related thereto. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 19, 2026 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.
Investor Contact
John Fraunces
Managing Director
LifeSci Advisors, LLC
jfraunces@lifesciadvisors.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$6,272	$3,871	$11,401	$7,076
General and administrative	4,357	3,002	8,480	5,860
Total operating expenses	10,629	6,873	19,881	12,936
Loss from operations	(10,629)	(6,873)	(19,881)	(12,936)
Non-operating income:
Interest income	1,024	272	1,869	522
Total non-operating income	1,024	272	1,869	522
Net loss	$(9,605)	$(6,601)	$(18,012)	$(12,414)

Per share information:
Net loss per common share, basic and diluted	$(0.05)	$(0.07)	$(0.10)	$(0.13)
Weighted-average common shares outstanding, basic and diluted	189,183,620	98,558,567	180,878,720	93,189,273

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$138,343	$71,793
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	4,062	3,318
Total current assets	142,505	75,211
Operating lease right-of-use assets	710	963
Goodwill	1,914	1,914
Deposits and other assets	253	257
Total assets	$145,382	$78,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,086	$2,948
Accrued expenses and other current liabilities	3,903	3,525
Operating lease liabilities	580	544
Total current liabilities	7,569	7,017
Operating lease liabilities, non-current	157	457
Total liabilities	7,726	7,474
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 350,000,000 shares authorized, 201,918,874 and 153,103,459 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	20	15
Additional paid-in capital	430,636	345,844
Accumulated deficit	(293,000)	(274,988)
Total stockholders’ equity	137,656	70,871
Total liabilities and stockholders’ equity	$145,382	$78,345